CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Schedule TO of our report dated September 14, 2006, relating to the financial statements of Hyperion Brookfield Income Fund, Inc. (formerly Hyperion Strategic Bond Fund, Inc.), which is incorporated by reference into such Schedule TO.

/s/ Briggs, Bunting & Dougherty LLP

Briggs, Bunting & Dougherty LLP
Philadelphia, Pennsylvania
May 14, 2007